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HAND DELIVERED
PERSONAL AND CONFIDENTIAL


                               September 15, 2003


Robert L. Moul
102 Mill Race Road
Kennett Square, PA   19348

           Re: Release and Separation Letter Agreement ("Agreement")
               -----------------------------------------------------

Dear Mr. Moul:

This will confirm that your employment with Systems & Computer Technology Corporation and its subsidiaries (collectively and individually "SCT") will terminate effective September 30, 2003. You and SCT wish to conclude the employment relationship on an amicable basis, and to settle and terminate all matters related to your employment with SCT. Accordingly, and without any obligation whatsoever to do so, in consideration for the covenants, undertakings and release provided for in this Agreement, and provided that you do not revoke this Agreement as otherwise provided for below:

     - From the date first set forth above through September 30, 2003 (the "Interim Period"), SCT will continue to pay you both your base salary (that is, the prorated portion of your current annual salary of $255,000), net of ordinary payroll deductions, advances, loans and other moneys that you are obligated to return or repay to SCT ("Base Salary"), and your car allowance of $450 per payroll installment, also net of ordinary payroll deductions, advances, loans and other moneys that you are obligated to return or repay to SCT, and both in regular consecutive SCT payroll installments (the "Interim Period Compensation"). During the Interim Period, you agree that you will execute the responsibilities of your position with SCT in the normal course, at the direction of SCT, and that you will remain subject to all SCT employment policies and procedures.

     - For the period beginning October 1, 2003 and ending March 31, 2004, inclusive (the "Severance Period"), SCT will continue to pay you your Base Salary (the "Severance Payment") through consecutive regular SCT payroll installments, with the first installment to be paid to you on the first SCT pay day that occurs after the last date on which you can revoke this Agreement (as provided for below).

     - If, as of March 31, 2004, you have not either begun to provide or accepted an offer to provide any person or entity with your services on a Full-Time Basis (as that term is defined below), then SCT will extend the Severance Period by the Severance Extension (as that term is defined below), and accordingly, will continue to pay your Base Salary, through the earlier of: (a) the date on which you have begun to provide or accepted an offer to provide your services on a Full-Time Basis to or for any person or entity; and (b) September 30, 2004 (the "Severance Extension"). By way of example and not limitation, if you were to accept employment with another company by March 31, 2004, but were not to begin employment with that entity until June 30, 2004, then SCT would not extend the Severance Period by the Severance Extension. "Full-Time Basis" means, alternatively: (i) that you are receiving or are or will be entitled to receive from any person or entity compensation for services that you render in your capacity as an owner or employee of such person or entity; or (ii) you are rendering on average thirty (30) hours of services per week during a period of thirty (30) days, as an independent contractor or in any capacity not described in subsection
        (i), to any one or more persons or entities. For purposes of assisting SCT in determining whether you are entitled to the Severance Extension, you agree to provide SCT with written notice when you are providing your services on a Full-Time Basis, and further, you will provide SCT with such records (such as time sheets, pay stubs and other evidence of payment) as SCT may request from you from time-to-time.


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     -  All of your SCT employment benefits, including any rights to make contributions to the SCT 401(K) Plan, as well as your medical, dental and flexible spending benefits, will terminate on September 30, 2003. Under separate cover, a COBRA letter will be mailed to you from SCT's COBRA vendor, Benefit Concepts. In the period before you return your COBRA election information, unless you otherwise direct SCT in writing, SCT will make your COBRA election for you, therefore your medical/dental payroll deduction and coverage will continue during the Severance Period. COBRA costs will be deducted from your first Severance Payment check of each month. SCT will waive your full premium cost during the Severance Period. You agree that, from the date first set forth above in this Agreement and continuing through the Severance Period, except to the extent of the amount of your then-current per paycheck contribution for the health care coverage you had elected to obtain while you were an SCT employee. If you obtain new employment before the expiration of the Severance Period, and as a result you are entitled by your new employer to receive healthcare coverage before the expiration of the Severance Period, SCT will immediately cease such premium waiver. Your election of COBRA benefits, and the requisite payments following the Severance Period, should be sent directly to the Benefit Concepts. Further instructions and costs will be outlined in your COBRA materials.

     - During the Severance Period, SCT will continue to pay your premiums, at the current coverage level, for the Executive Life Insurance Policy issued by Principal Life Insurance Company, Policy No. 4077967 that the Company has provided to you as of the date first set forth above in this Agreement. If you obtain new employment before the expiration of the Severance Period, and as a result you are entitled by your new employer to receive life insurance coverage before the expiration of the Severance Period, then thereupon, SCT will immediately cease to pay the premiums for the Company-provided Executive Life Insurance Policy.

     - Prior to the date first set forth in this Agreement, you were granted certain options to purchase shares of the common stock of Systems & Computer Technology Corporation ("Options"). Your right to exercise any of the Options will expire on September 30, 2003, and further, as of that date, you will only have the right to exercise those Options that are vested as of September 30, 2003. After September 30, 2003, you will have no rights in connection with the Options.

     - You acknowledge that you will not be entitled to receive any bonus awards that the Company may distribute in connection with SCT's fiscal year ending September 30, 2003 or any other matter whatsoever.

The Severance Payment and the other consideration provided for in this Agreement are collectively referred to as the "Settlement Compensation."

In consideration of the Settlement Compensation and for other good and valuable consideration, and intending to be legally bound, you, for yourself, your heirs, beneficiaries, assigns and legal successors in interest, agree to fully and forever release, discharge, indemnify and hold harmless SCT, its subsidiaries, affiliates and their respective directors, officers, shareholders, employees and successors in interest (collectively "SCT Entities") of and from, and you hereby waive, any and all claims, suits, demands, actions and/or other causes of action, whether for contribution or indemnification, debts or other sums of money, covenants, contracts, agreements, promises, damages, judgments, settlements, fines, penalties or any other demands whatsoever, in law or at equity, asserted or unasserted, known or unknown, which you now have, ever had, ever claimed to have had, or may ever have (collectively "Claims") against any of the SCT Entities arising out of or in any way connected with or related to your employment with SCT and/or the termination thereof. You acknowledge and agree that this release, discharge, indemnification and waiver includes, without limitation, any Claim based on any principles of tort or common law or on any local, state or federal statute, including those relating to age, sex, race, disability, religion, national origin, or other form of discrimination or any other employment related matter, including without limitation any Claims under


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the National Labor Relations Act; the Fair Labor Standards Act; the Occupational
Safety and Health Act; the Employee Retirement Income Security Act of 1974;
Title VII of the Civil Rights Act of 1964; the Racketeer Influenced and Corrupt Organizations Act; the Age Discrimination in Employment Act of 1967; the Vietnam Era Veterans' Readjustment Assistance Act of 1972; the Older Workers Benefits Protection Act of 1989; the Americans with Disabilities Act of 1990; the Family Medical Leave Act of 1993; collection law; and any other statutes or common law principles. You also agree that you will not hereafter seek re-employment with any SCT Entity. You represent that you have not and agree that you will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for legal or equitable relief (including damages, injunctive, declaratory, monetary or other relief) involving any Claim or other matter released in this Agreement. If any such suit is filed in breach of this covenant not to sue, this covenant will, in each instance, constitute a complete defense to such suit. You further agree that you will not be entitled to and will disclaim and refuse relief from, or sought by, any administrative agency based upon or investigating any Claim or other matter released in this Agreement. Without limiting the foregoing, however, this release will not prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by you for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred by this release. If you violate any provision of this paragraph, SCT will be entitled to recover from you the reasonable costs and attorneys' fees incurred by SCT in defending such action.

Except in the context of a privileged communication to your accountant, your attorney or other engaged professional who is obligated to maintain client confidences, you agree to refrain from communicating in any form whatsoever, whether orally or in writing, under your own name, by pseudonym or anonymously, directly or indirectly, with any person or entity, including without limitation SCT personnel, personnel of SCT clients or prospects and representatives of the print and electronic media regarding any and all proprietary information of SCT, unless you are compelled to do so under order of a court of competent jurisdiction or other agency, entity or tribunal with subpoena authority, in which event you will only disclose such information as you are so compelled to disclose and you will promptly notify SCT so that SCT may take any action SCT deems necessary. "Proprietary information of SCT" includes, without limitation, the following types of information relating to any of the SCT Entities, SCT clients or prospects: Trade secrets; customer and prospect lists; financial information; and the terms and conditions of this Agreement. "Proprietary information of SCT" does not include information that is or becomes known to the public without your breach of this covenant; information SCT regularly discloses to third parties without restriction on disclosure; or information that you receive from a third party without restriction on disclosure and without breach of a non-disclosure obligation. However, nothing in this Agreement will be deemed to prohibit you from disclosing to any potential client or employer, or to any employment agency or employment counselor, the fact that you have entered into this Agreement with SCT and/or that the terms and conditions of this Agreement prohibit you from disclosing certain confidential information and/or contacting certain persons.

You agree that, from the date first set forth above in this Agreement and continuing through the Severance Period (the "Non-Compete Period"), you will not, for your personal benefit or as an employee or agent of any other person or entity, directly or indirectly: (a) Solicit, divert, take away or induce any employee of any of the SCT Entities to leave the employ thereof; (b) otherwise engage or employ any such employee; or (c) yourself enter into any employment, independent contractor, consulting and/or other similar engagement or relationship, directly or indirectly, with any person or entity that is a competitor of SCT. You further agree to make yourself reasonably available to and cooperate with SCT from time-to-time at such times as SCT requests your assistance, in connection with any matter related, directly or indirectly, with your employment with SCT, including without limitation to assist in transitioning the responsibilities of your former position at SCT to others, and any litigation or other legal proceeding which exists as of the date of this Agreement, or may arise in the future, without additional consideration for any such assistance. SCT will work to ensure that the cooperation and assistance requested from you will not unreasonably interfere with any subsequent employment you obtain.

You acknowledge that the types and period of restriction imposed in this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of SCT. You recognize that SCT competes on a worldwide basis and that your access to confidential information makes it necessary for SCT to restrict your post-employment activities as provided herein since your access to confidential information and other proprietary information could be used to SCT's detriment. You also acknowledge and agree that if you should breach the covenants, restrictions or agreements contained in this Agreement, irreparable loss and injury would result to SCT and that damage arising out of such a breach would be difficult to ascertain. Accordingly, you agree that in addition to all other remedies provided at law or in equity, SCT will have the right to petition and obtain from a court of law or equity all appropriate temporary, preliminary and permanent injunctive relief to prevent a breach by you of any covenant contained in this Agreement.

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Upon inquiry from a prospective employer regarding a former SCT employee, SCT confirms the dates of employment for the former SCT employee in question and does not provide any other information or opinion regarding the former employee. However, at your written request, upon inquiry, SCT will advise third parties that you voluntarily terminated your employment with SCT. You and SCT agree that at all times each will refrain from negative commentary about the other. Neither SCT's agreement to pay to you the amounts provided for in this Agreement nor any other covenant or agreement of SCT under this Agreement constitutes, and will not be deemed, construed or interpreted in whole or in part to constitute, an admission of guilt, culpability or liability on the part of the SCT Entities in connection with any Claims against any of the SCT Entities.

By providing you with this Agreement, SCT is informing you that you have the right to consider the terms and conditions of this Agreement for a period not to exceed twenty-one (21) days, prior to entering into this Agreement. You also understand that you have the right to revoke this Agreement for a period of seven (7) days following your execution of the Agreement by giving SCT written notice of your revocation. SCT must receive the written notice of your revocation at its Malvern, Pennsylvania headquarters by not later than seven (7) days following your execution of this Agreement. By signing this Agreement, you certify that you have read the terms of this Agreement, that you have been advised by SCT to consult an attorney of your own choice prior to executing this Agreement, that you have had an opportunity to do so and that you understand the Agreement's terms and effects.

This Agreement, which you and SCT have executed in duplicate original copies, constitutes your entire understanding with SCT as regards its subject matter, and supersedes and extinguishes all prior and/or contemporaneous oral and/or written understandings between you and SCT regarding the subject matter. This Agreement will be interpreted in accordance with Pennsylvania law, without regard to the conflicts of laws provisions thereof, and any unenforceable provision will be deemed stricken in the interpretation of this Agreement. Any waiver by either party of any right to receive the benefit of or enforce any term or condition of this Agreement will not be deemed a continuing waiver of such right.

                                                          SCT
Agreed and understood this ___ day
of _____________, 2003:
                                        By: /s/ Jeffrey N. Cottle
                                           ------------------------------------
/s/ Robert L. Moul                         Jeffrey N. Cottle
-------------------------------            Sr. Vice President, Human Resources
     Robert L. Moul


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